EXHIBIT 99.1

NEWS RELEASE

January 13, 2004

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3500 Email: investor@onyxco.com

Onyx Acceptance announces the promotion of Todd Pierson to serve as the
Company’s Chief Operating Officer and Executive Vice President

FOOTHILL RANCH, Calif., January 13, 2004 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today the promotion of Todd Pierson to Executive Vice President and Chief Operating Officer effective January 12th, 2004.

Mr. Pierson has served as a Senior Vice President and the Chief Information Officer since April 1999. He has been responsible for all aspects of technology including systems, applications and communications. Mr. Pierson will continue in these responsibilities and will now be responsible for all of Loan Servicing. Mr. Pierson has been in the technology field for 22 years, working with client server architectures, web-enabled applications, and financial money movement processes. Before joining the Onyx team, Mr. Pierson worked for Ceridian Tax Services as the Vice President of Information Services from 1991 to 1999. Prior to Ceridian, he was a Systems Engineer for Hewlett-Packard from 1986 to 1991.

As Chief Operating Officer, Todd will be focusing the operational skills of the Loan Servicing and I.T. departments, along with providing continued support throughout the company.

“Todd’s contributions and leadership have been significant toward our goal of becoming a leading national finance company. As we move into our next decade as a company, new challenges and opportunities lay before us,” said John W. Hall, President and Chief Executive Officer of Onyx Acceptance Corporation.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.